Exhibit 10.10

PSS World Medical, Inc.

Description of Executive Officer Annual Incentive Bonus Program

The Compensation Committee of the Board of Directors approved an annual incentive bonus program (the “Program”) for its executive officers for fiscal year 2007. Under the Program, executive officers may earn cash bonus awards based on the Company’s achievement of earnings per share goals and, in some cases, the achievement of operating segment profit and the participant’s achievement of designated critical tasks. The target bonus amounts are expressed as a percentage of base salary (80% for the chief executive officer and a range of 35%-55% for the other executive officers), and actual bonus amounts may range from 0% to 200% of the target amounts, as determined by the Compensation Committee based on actual performance relative to specified Company goals.